Exhibit 4.1

State of Delaware Secretary of State Division of Corporations Delivered 04:33 PM 05/14/2013 FILED 04:32 PM 05/14/2013 SRV 130580140 - 4074115 FILE

AMENDMENT NO. 1 TO
CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS OF
SERIES A PREFERRED STOCK OF
MAGNEGAS CORPORATION

Magnegas Corporation, a Delaware Corporation (the “Corporation”), DOES HEREBY CERTIFY:

Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation’s Certificate of Incorporation, as amended, the Board of Directors adopted the Certificate of Designations, Preferences and Rights of Series A Preferred Stock on April 2, 2007 (i) authorizing 1,000,000 shares, par value $0.001 series of the Corporation’s Series A Preferred Stock (the “Series A Preferred Stock”) out of the Corporation’s previously authorized 10,000,000 shares of preferred stock, $0.001 par value per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 1,000,000 shares of Series A Preferred Stock of the Corporation (the “Original Certificate of Designation”);

Recitals

WHEREAS, the Board of Directors of the Corporation and the Majority Shareholders of the Series A Preferred Stock wish to amend the Original Certificate of Designation duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “Amendment”).

Amendment

1. Defined Terms.  Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Original Certificate of Designation.

2.  Amendment to Original Certificate of Designation.

Section 5 “Vote to Change the Terms of or Issue Series A Preferred Stock” of the Original Certificate of Designation is hereby amended and restated in its entirety as follows:

 “The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of the then outstanding shares of Series A Preferred Stock shall be required for (i) any change to  the Corporation’s Articles of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series A Preferred Stock, (ii) any issuance of additional shares of Series A Preferred Stock or (iii) the creation, issuance, repeal or modification of any other series of preferred stock.”

3. Ratifications; Inconsistent Provisions.  Except as otherwise expressly provided herein, the Original Certificate of Designation, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.  Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Original Agreement and this Amendment, the provisions of this Amendment shall control and be binding.

4. Counterparts.  This Amendment may be executed in any number of counterparts, all of which will constitute the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

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IN WITNESS WHEREOF, Ermanno Santilli, Chief Executive Officer of the Corporation, under penalties of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true and accordingly has signed this Amendment on April 30, 2013.

/s/ Ermanno Santilli
Ermanno Santilli